The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Buffered PLUS until the pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Buffered PLUS and we are not soliciting offers to buy these Buffered PLUS in any state where the offer or sale is not permitted.

Subject to Completion

March 2025

Preliminary Pricing Supplement

Dated March 12, 2025

Registration Statement No. 333-282565

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated November 8, 2024, Prospectus Supplement dated November 8, 2024,

Underlier Supplement dated November 8, 2024 and Product Supplement dated November 8, 2024)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Dual Directional Buffered PLUS or “Buffered PLUS” will pay no interest and provide a minimum payment at maturity of only 10.00% of the stated principal amount. At maturity, if the final share price of the underlying shares is greater than the initial share price, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying shares, subject to the maximum upside payment at maturity. If the final share price is less than or equal to the initial share price, but not by more than the buffer amount of 10.00%, investors will receive at maturity the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the final share price is less than the initial share price by more than the buffer amount, investors will lose 1% for every 1% that the final share price falls below the initial share price in excess of the buffer amount and could lose up to 90.00% of the stated principal amount. Accordingly, the Buffered PLUS do not guarantee the full return of principal at maturity and you could lose up to 90.00% of your investment in the Buffered PLUS. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the upside leverage, buffer and absolute return features that, in each case, apply to a limited range of performance of the underlying shares. The Buffered PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The Buffered PLUS are notes issued as part of BNS’ Senior Note Program, Series A. All payments on the Buffered PLUS are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment in the Buffered PLUS. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Underlying shares:	Shares of the iShares® China Large-Cap ETF (Bloomberg Ticker: “FXI”) (the “fund”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Coupon:	None
Pricing date:	March 31, 2025
Original issue date:

April 3, 2025 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS in the secondary market on any date prior to one business day before delivery of the Buffered PLUS will be required, by virtue of the fact that the Buffered PLUS initially will settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	September 30, 2026, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Maturity date:	October 5, 2026, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per Buffered PLUS:

￭ If the final share price is greater than the initial share price:

$1,000.00 + leveraged upside payment

In no event will the payment at maturity exceed the maximum upside payment at maturity.

￭ If the final share price is less than or equal to the initial share price, but not by more than the buffer amount:

$1,000.00 + ($1,000.00 × absolute underlying return)

In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $100.00. You will not benefit from the leverage feature in this scenario.

￭ If the final share price is less than the initial share price by more than the buffer amount:

$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]

If the final share price is less than the initial share price by more than the buffer amount, you will lose 1% for every 1% that the final share price falls below the initial share price in excess of the buffer amount and could lose up to 90.00% of your investment in the Buffered PLUS.

Underlying return:	(final share price − initial share price) / initial share price
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Upside leverage factor:	200%
Leveraged upside payment:	$1,000.00 × upside leverage factor × underlying return
Buffer amount:	10.00%
Maximum upside gain:	21.47%
Maximum upside payment at maturity:	$1,214.70 per Buffered PLUS (121.47% of the stated principal amount)
Initial share price:*	The closing price of the underlying shares on the pricing date
Final share price:*	The closing price of the underlying shares on the valuation date
CUSIP/ISIN:	06418VMK7 / US06418VMK79
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:	Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”
Estimated value on the pricing date:

Expected to be between $923.26 and $953.26 per stated principal amount, which will be less than the issue price listed above. See “Additional Information About the Buffered PLUS — Additional information regarding estimated value of the Buffered PLUS” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 11 of this document for additional information. The actual value of your Buffered PLUS at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered PLUS:	$1,000.00	$20.00(a) + $5.00(b) $25.00	$975.00
Total:	$●	$●	$●

* as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity — Adjustments to a Reference ETF” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

(1)SCUSA, will purchase the Buffered PLUS at the stated principal amount and, as part of the distribution of the Buffered PLUS, will sell all of the Buffered PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $20.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Buffered PLUS or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the underlier supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Buffered PLUS are not bail-inable debt securities under the CDIC Act.

Product supplement dated November 8, 2024	Underlier supplement dated November 8, 2024	Prospectus supplement dated November 8, 2024	Prospectus dated November 8, 2024

Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About BNS and the Buffered PLUS

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024, the underlier supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Buffered PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Buffered PLUS may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Buffered PLUS involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

♦Underlier Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

♦Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

♦Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Dual Directional Buffered PLUS” or “Buffered PLUS” refers to the Dual Directional Buffered Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated November 8, 2024, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated November 8, 2024, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated November 8, 2024 and references to the “accompanying prospectus” mean the BNS prospectus, dated November 8, 2024.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

“Buffered Performance Leveraged Upside SecuritiesSM” and “Buffered PLUSSM” are service marks of Morgan Stanley.

March 2025 Page 2

Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Overview

Dual Directional Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026 can be used:

￭As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum upside payment at maturity; however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the underlying shares or the stocks comprising the underlying shares (the “underlying constituent stocks”) or any interest payments, and your return from any increase in the price of the underlying shares will not exceed the maximum upside payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying shares beyond a price that, when multiplied by the upside leverage factor, exceeds the maximum upside gain is appropriate for you.

￭To enhance returns in a moderately bullish scenario and potentially outperform the underlying shares in such scenario or a moderately bearish scenario.

￭To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum upside payment at maturity, while using fewer dollars by taking advantage of the upside leverage factor.

￭To provide an unleveraged positive return for a limited range of negative performance of the underlying shares.

￭To obtain a buffer against a specified percentage of negative performance of the underlying shares.

Maturity:	Approximately 18 months
Upside leverage factor:	200% (applicable only if the final share price is greater than the initial share price)
Buffer amount:	10.00%
Maximum upside payment at maturity:	$1,214.70 per Buffered PLUS (121.47% of the stated principal amount)
Maximum upside gain:	21.47%
Coupon:	None
Minimum payment at maturity:	$100.00 (10.00% of the stated principal amount).
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

March 2025 Page 3

Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Investors can use the Buffered PLUS to leverage upside returns by 200% up to the maximum upside gain and, through the absolute return feature, to earn an unleveraged positive return for a limited range of negative performance of the underlying shares. If the final share price is greater than the initial share price, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying shares, subject to the maximum upside payment at maturity. If the final share price is less than or equal to the initial share price, but not by more than the buffer amount of 10.00%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the final share price is less than the initial share price by more than the buffer amount, investors will lose 1% for every 1% that the final share price falls below the initial share price in excess of the buffer amount. Investors may lose up to 90.00% of their investment in the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of BNS.

Investors will not be entitled to receive any dividends paid with respect to the underlying shares or underlying constituent stocks and the Buffered PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Leveraged Upside Performance Up to a Cap

The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares or the underlying constituent stocks.

Absolute Return Feature	The Buffered PLUS offer investors an opportunity to earn a positive return if the final share price is less than or equal to the initial share price but not by more than the buffer amount.
Upside Scenario

If the final share price is greater than the initial share price, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment, subject to the maximum upside payment at maturity of $1,214.70 per Buffered PLUS (121.47% of the stated principal amount).

Absolute Return Scenario

If the final share price is equal to or less than the initial share price, but not by more than the buffer amount, at maturity you will receive a 1% positive return for each 1% negative return of the underlying shares. For example, if the final share price is 5% less than the initial share price, the Buffered PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 10.00% return at maturity.

Downside Scenario

If the final share price is less than the initial share price by more than the buffer amount, at maturity you will receive less than the stated principal amount and you will lose 1% for every 1% that the final share price has fallen below the initial share price in excess of the buffer amount. For example, if the underlying return is -45%, each Buffered PLUS will redeem for $650.00, or 65% of the stated principal amount. The minimum payment at maturity on the Buffered PLUS is 10.00% of the stated principal amount and you could lose up to 90.00% of your investment in the Buffered PLUS.

March 2025 Page 4

Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The Buffered PLUS may be suitable for you if:

■You fully understand and are willing to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90.00% of your investment in the Buffered PLUS

■You can tolerate a loss of some and up to 90.00% of your investment and are willing to make an investment that, if the final share price is less than the initial share price by more than the buffer amount, has similar downside market risk as that of a direct investment in the underlying shares or the underlying constituent stocks

■You believe that the final share price will be greater than the initial share price and you understand and accept that any upside return that you earn on the Buffered PLUS will not exceed the maximum upside gain

■You believe that the final share price will be less than the initial share price by not more than the buffer amount and you understand and accept that any further decrease of the final share price will result in a loss, rather than a positive return, on your investment

■You can tolerate fluctuations in the market prices of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying shares

■You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying shares or any underlying constituent stocks

■You are willing and able to hold the Buffered PLUS to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Buffered PLUS

■You understand and are willing to accept the risks associated with the underlying shares

■You are willing to assume the credit risk of BNS for all payments under the Buffered PLUS, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Buffered PLUS may not be suitable for you if:

■You do not fully understand or are unwilling to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90.00% of your investment in the Buffered PLUS

■You require an investment that provides for full protection against loss of principal

■You are not willing to make an investment that, if the final share price is less than the initial share price by more than the buffer amount, has similar downside market risk as that of a direct investment in the underlying shares or the underlying constituent stocks

■You believe that the final share price will be less than the initial share price by more than the buffer amount

■You seek an investment that has an unlimited return potential or you do not understand or cannot accept that your potential upside return on the Buffered PLUS is limited to the maximum upside gain or that your potential positive return from the absolute return feature is limited by the buffer amount

■You cannot tolerate fluctuations in the market price of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying shares

■You seek current income from your investment or prefer to receive the dividends paid on the underlying shares or the underlying constituent stocks

■You are unable or unwilling to hold the Buffered PLUS to maturity, a term of approximately 18 months, or seek an investment for which there will be an active secondary market

■You do not understand or are not willing to accept the risks associated with the underlying shares

■You are not willing to assume the credit risk of BNS for all payments under the Buffered PLUS, including any repayment of principal

March 2025 Page 5

Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Dual Directional Buffered PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

Investors will not be entitled to receive any dividends paid with respect to the underlying shares or the underlying constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Buffered PLUS are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per Buffered PLUS
Upside leverage factor:	200%
Buffer amount	10.00%
Hypothetical initial share price:	$100.00
Maximum upside payment at maturity:	$1,214.70 per Buffered PLUS
Maximum upside gain:	21.47%
Minimum payment at maturity:	$100.00 (10.00% of the stated principal amount)

EXAMPLE 1: The price of the underlying shares increases over the term of the Buffered PLUS.

Final share price	$103.00
Underlying return	($103.00 – $100.00) / $100.00 = 3.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum upside payment at maturity
= $1,000.00 + ($1,000.00 × upside leverage factor × underlying return), subject to the maximum upside payment at maturity
= $1,000.00 + ($1,000.00 × 200% × 3.00%), subject to the maximum upside payment at maturity
= $1,060.00

In Example 1, the final share price is greater than the initial share price and the underlying return is 3.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 200% times the underlying return, resulting in a payment at maturity of $1,060.00 per Buffered PLUS (a total return of 6.00%).

EXAMPLE 2: The price of the underlying shares increases over the term of the Buffered PLUS such that the payment at maturity is equal to the maximum upside payment at maturity.

Final share price	$150.00
Underlying return	($150.00 – $100.00) / $100.00 = 50.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum upside payment at maturity
= $1,000.00 + ($1,000.00 × upside leverage factor × underlying return), subject to the maximum upside payment at maturity
= maximum upside payment at maturity of $1,214.70 per Buffered PLUS

In Example 2, the final share price is greater than the initial share price and the underlying return is 50.00%. Under the terms of the Buffered PLUS, investors will realize the maximum upside payment at maturity if the underlying return is 10.735% or higher. Therefore, in this example, investors receive the maximum upside payment at maturity of $1,214.70 per stated principal amount, even though the price of the underlying shares has appreciated by an amount significantly greater than the return represented by the maximum upside payment at maturity.

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Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

EXAMPLE 3: The price of the underlying shares decreases over the term of the Buffered PLUS and the final share price is less than the initial share price, but not by more than the buffer amount.

Final share price	$95.00
Underlying return	($95.00 – $100.00) / $100.00 = -5.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × absolute underlying return)
= $1,000.00 + ($1,000.00 × |-5.00%|)
= $1,050.00

In Example 3, the final share price is less than the initial share price and the underlying return is
-5.00%. Accordingly, investors receive the stated principal amount at maturity plus an unleveraged positive return equal to the absolute value of the percentage decline, resulting in a payment at maturity of $1,050.00 per Buffered PLUS (a total return of 5.00%).

EXAMPLE 4: The price of the underlying shares decreases over the term of the Buffered PLUS and the final share price is less than the initial share price by more than the buffer amount.

Final share price	$40.00
Underlying return	($40.00 – $100.00) / $100.00 = -60.00%
Payment at maturity	= $1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
= $1,000.00 + [$1,000.00 × (-60.00% + 10.00%)]
= $1,000.00 - $500.00
= $500.00

In Example 4, the final share price is less than the initial share price and the underlying return is -60.00%. Because the final share price is less than the initial share price by more than the buffer amount, investors receive a payment at maturity of $500.00 per Buffered PLUS (a return on investment of -50.00%).

If the final share price is less than the initial share price by more than the buffer amount, you will lose 1% for every 1% that the final share price falls below the initial share price in excess of the buffer amount and could lose up to 90.00% of your investment in the Buffered PLUS.

March 2025 Page 7

Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS.

Risks Relating to Return Characteristics

￭You may lose up to 90.00% of your investment in the Buffered PLUS. The Buffered PLUS differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the Buffered PLUS at maturity. If the final share price is less than the initial share price by more than the buffer amount, you will lose 1% of your principal for every 1% that the final share price falls below the initial share price in excess of the buffer amount. You may lose up to 90.00% of your investment in the Buffered PLUS.

￭The stated payout from the issuer applies only at maturity. You should be willing to hold your Buffered PLUS to maturity. The stated payout, including the potential to benefit from the upside leverage and absolute return features, is available only if you hold your Buffered PLUS to maturity. If you are able to sell your Buffered PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Buffered PLUS even if the then-current price of the underlying shares is less than the initial share price but not by more than the buffer amount.

■Your potential upside return on the Buffered PLUS is limited to the maximum upside gain. The return potential of the Buffered PLUS is limited to the maximum upside gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside leverage factor, exceeds the maximum upside gain. Your return on the Buffered PLUS may be less than that of a direct investment in the underlying shares.

■The potential positive return on the Buffered PLUS from any negative performance of the underlying shares is limited by the buffer amount and the return on the Buffered PLUS may change significantly despite only a small difference in the degree of change of the final share price relative to the initial share price. If the final share price is less than or equal to the initial share price but not by more than the buffer amount, you will receive at maturity $1,000 plus a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying shares. You will not benefit from the leverage feature in this scenario. However, due to the buffer amount, your return from the absolute return feature is effectively limited to 10.00% and the return on the Buffered PLUS may change significantly despite only a small difference in the degree of change of the final share price relative to the initial share price. While a decline from the initial share price to the final share price by a percentage that is less than or equal to buffer amount will result in a positive return equal to the absolute underlying return, a decline by only slightly more than the buffer amount would instead result in a loss of 1% of your principal for every 1% that the final share price falls below the initial share price in excess of the buffer amount. The return on the Buffered PLUS in these two scenarios is significantly different despite only a small relative difference in the underlying return.

￭You will not receive any interest payments. BNS will not pay any interest with respect to the Buffered PLUS.

■The final share price is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price on the valuation date, subject to postponement for non-trading days and certain market disruption events. If the price of the underlying shares falls on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of the underlying shares at any time prior to such drop. Although the closing price on the maturity date or at other times during the term of the Buffered PLUS may be more favorable to you than the closing price on the valuation date, the payment at maturity will be based solely on the closing price on the valuation date.

■Owning the Buffered PLUS is not the same as owning the underlying shares or the underlying constituent stocks. The return on your Buffered PLUS may not reflect the return you would realize if you actually owned the underlying shares or the underlying constituent stocks. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside leverage factor, exceeds the maximum upside gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the underlying shares or the underlying constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Buffered PLUS. In addition, as an owner of the Buffered PLUS, you will not have voting rights or any other rights that a holder of the underlying shares or the underlying constituent stocks may have.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■The absolute return feature is not the same as taking a short position directly in the underlying shares or any underlying constituent stocks. The return on your Buffered PLUS will not reflect the return you may realize if you actually took a short position directly in the underlying shares or any underlying constituent stocks. Unlike a direct short position in the underlying shares or the underlying constituent stocks, which would entitle you to fully benefit from any depreciation of the underlying shares or such underlying constituent stocks, you will not benefit from any depreciation of the underlying shares beyond an underlying return of -10.00%. To the contrary, an underlying return of less than -10.00% will result in a loss of 1% of your principal for every 1% that the final share price falls below the initial share price in excess of the buffer amount, and you could lose up to 90.00% of your investment in the Buffered PLUS, as described above.

Risks Relating to Characteristics of the Underlying Shares

￭An investment in the Buffered PLUS involves market risk associated with the underlying shares. The return on the Buffered PLUS, which may be negative, is linked to the performance of the underlying shares and indirectly linked to the price of the underlying constituent stocks. The price of the underlying shares can rise or fall sharply due to factors specific to the underlying shares or its underlying constituent stocks and their issuers (the “underlying constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Buffered PLUS, should make your own investigation into the underlying shares and the underlying constituent stocks. For additional information regarding the underlying shares, please see “Information About the Fund” below and the sponsor of the fund’s (the “sponsor’s”) SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the sponsor with the SEC.

■There can be no assurance that the investment view implicit in the Buffered PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying shares will rise or fall and there can be no assurance that the final share price will not be less than the initial share price by more than the buffer amount. The final share price (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying shares in general and each underlying constituent stock in particular, and the risk of losing some and up to 90.00% of your investment in the Buffered PLUS.

■Changes affecting the target index of the underlying shares could have an adverse effect on the market value of, and return on the Buffered PLUS. The underlying shares seek to track the performance of an index as specified under “Information About the Fund” herein (the “target index”). The policies of its sponsor as specified under “Information About the Underlying Fund” herein (the “index sponsor”), concerning additions, deletions and substitutions of the constituent stocks of the target index and the manner in which the index sponsor takes account of certain changes affecting those constituent stocks may adversely affect the level of the target index and, therefore, the price of the underlying shares. The policies of the index sponsor with respect to the calculation of the target index could also adversely affect the price of the underlying shares. The index sponsor may discontinue or suspend calculation or dissemination of the target index. Any such actions could have an adverse effect on the market value of, and return on, the Buffered PLUS.

■There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions. You, as an investor in the Buffered PLUS, should conduct your own independent investigation of the index sponsor. The index sponsor is not involved in the Buffered PLUS offered hereby in any way and has no obligation of any sort with respect to your Buffered PLUS. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and return on, your Buffered PLUS.

■BNS cannot control actions by the sponsor and the sponsor has no obligation to consider your interests. The sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the sponsor concerning the calculation of the net asset value (“NAV”) per share of the fund, additions, deletions or substitutions of securities in the target index and the manner in which changes affecting the target index are reflected in the fund that could affect the market price of the underlying shares, and therefore, the return on the Buffered PLUS. The return on the Buffered PLUS and their market value could also be affected if the sponsor changes these policies, for example, by changing the manner in which it calculates the NAV per share of the fund, or if the sponsor discontinues or suspends publication of the NAV per share of the fund, in which case it may become difficult to determine the market value of your Buffered PLUS. If events such as these occur, the calculation agent may be required to make discretionary judgments that affect the return you receive on the Buffered PLUS.

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Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■There are risks associated with an investment that is linked to the performance of an exchange-traded fund. Although the fund’s shares are listed for trading on a national securities exchange and a number of similar products have been traded on national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the underlying shares or that there will be liquidity in the trading market. In addition:

Management Risk

The fund is subject to management risk, which is the risk that the sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The fund is also not actively managed and may be affected by a general decline in market segments relating to the target index. The sponsor invests in securities included in, or representative of, the target index regardless of their investment merits. The sponsor does not attempt to take defensive positions in declining markets. Accordingly, the performance of the fund could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

Custody and Liquidity Risk

Under continuous listing standards adopted by the exchange on which the underlying shares trade, the fund will be required to confirm on an ongoing basis that the components of the target index satisfy the applicable listing requirements. In the event that the target index does not comply with the applicable listing requirements, the fund would be required to rectify such non-compliance by requesting that the index sponsor modify the target index, adopting a new target index or obtain relief from the SEC. There can be no assurance that the index sponsor would so modify the target index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the fund being delisted from the exchange on which its shares trade.

Tracking and Underperformance Risk

In addition to the risk that the fund may not track the target index due to management risk as discussed above, the performance of the fund will reflect additional transaction costs and fees that are not included in the calculation of the target index. Also, corporate actions with respect to the equity securities held in the fund’s portfolio (such as mergers and spin-offs) may impact the performance differential between the fund and the target index. Finally, because the underlying shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the fund may differ from the net asset value per share of the fund.

For all of the foregoing reasons, the performance of the fund may not correlate with the performance of the target index. Consequently, the return on the Buffered PLUS will not be the same as investing directly in the underlying shares or in the underlying constituent stocks or in the target index or in the securities comprising the target index, and will not be the same as investing in a debt security with payments linked to the performance of the target index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

■The performance of the Buffered PLUS is subject to foreign securities market risk generally and emerging markets risk specifically — Because the underlying constituent stocks are equity securities issued by non-U.S. companies, an investment in the Buffered PLUS involves risks associated with non-U.S. securities markets. Non-U.S. securities markets may be more volatile than U.S. securities markets. There is generally less publicly available information in the United States about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Market developments may affect non-U.S. securities markets differently from U.S. securities markets. Securities prices of non-U.S. companies are subject to political, economic, financial and other factors that may be unique to the particular country, including, among other things, changes in governmental policies, the imposition of or changes in currency exchange rules, the possibility of outbreaks of hostility, political instability and the possibility of natural disasters or adverse public health developments.

In addition, the performance of the Buffered PLUS is subject to emerging markets risk, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of more developed markets; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than companies in more developed markets. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the more developed economies

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Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

■The Buffered PLUS are subject to risks associated with investing in China — Investments by the fund in Chinese issuers subject the Buffered PLUS to risks specific to China. Investments by the fund in certain Hong Kong-listed securities may also subject the Buffered PLUS to exposure to Chinese companies. China may be subject to considerable degrees of economic, political and social instability. China is an emerging market and demonstrates significantly higher volatility from time to time in comparison to developed markets. Over the last few decades, the Chinese government has undertaken reform of economic and market practices and has expanded the sphere of private ownership of property in China. However, Chinese markets generally continue to experience inefficiency, volatility and pricing anomalies resulting from governmental influence, a lack of publicly available information and/or political and social instability. Internal social unrest or confrontations with other neighboring countries, including military conflicts in response to such events, may also disrupt economic development in China and result in a greater risk of currency fluctuations, currency non-convertibility, interest rate fluctuations and higher rates of inflation. Export growth continues to be a major driver of China’s rapid economic growth. Reduction in spending on Chinese products and services, institution of tariffs or other trade barriers, or a downturn in any of the economies of China’s key trading partners may have an adverse impact on the Chinese economy.

Additionally, U.S. persons are prohibited by executive order from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. If the issuer of any existing underlying constituent stock of the fund is in the future designated as such a prohibited company, the value of such underlying constituent stock may be adversely affected, perhaps significantly, which would adversely affect the performance of the target index and the fund. In addition, under these circumstances, the index sponsor and the sponsor have publicly announced that they intend to remove any such underlying constituent stock from the target index and the fund, respectively. Any changes to the composition of the fund or its target index in response to the executive orders described above could adversely affect the performance of the underlying shares and, therefore, the market value of, and return on, the Buffered PLUS.

■Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government (including those described in the preceding paragraph), could prohibit or otherwise restrict persons from holding the Buffered PLUS or the underlying shares or underlying constituent stocks, or engaging in transactions therein, and any such action could adversely affect the price of the underlying shares or the market value of the Buffered PLUS. These regulatory actions could result in restrictions on the Buffered PLUS and could result in the loss of a significant portion or all of your investment in the Buffered PLUS, including if you are forced to divest the Buffered PLUS due to the government mandates, especially if such divestment must be made at a time when the market value of the Buffered PLUS has declined.

■The Buffered PLUS are subject to currency exchange rate risk — The Buffered PLUS are subject to currency exchange rate risk because the fund invests in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Buffered PLUS may be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the fund invests may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent stock. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlying constituent stocks will be adversely affected and the market value of, and return on, the Buffered PLUS may decrease.

Risks Relating to Estimated Value and Liquidity

■BNS’ initial estimated value of the Buffered PLUS at the time of pricing (when the terms of your Buffered PLUS are set on the pricing date) will be lower than the issue price of the Buffered PLUS. BNS’ initial estimated value of the Buffered PLUS is only an estimate. The issue price of the Buffered PLUS will exceed BNS’ initial estimated value. The difference between the issue price of the Buffered PLUS and BNS’ initial estimated value reflects costs associated with selling and structuring the Buffered PLUS, as well as hedging its obligations under the Buffered PLUS. Therefore, the economic terms of the Buffered PLUS are less favorable to you than they would have been if these expenses had not been paid or had been lower.

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Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■Neither BNS’ nor SCUSA’s estimated value of the Buffered PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the Buffered PLUS and SCUSA’s estimated value of the Buffered PLUS at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Buffered PLUS to be more favorable to you. Consequently, the use of an internal funding rate for the Buffered PLUS increases the estimated value of the Buffered PLUS at any time and has an adverse effect on the economic terms of the Buffered PLUS.

■BNS’ initial estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the Buffered PLUS is determined by reference to its internal pricing models when the terms of the Buffered PLUS are set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the Buffered PLUS, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying shares, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Buffered PLUS that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

■The Buffered PLUS have limited liquidity. The Buffered PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Buffered PLUS. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which SCUSA is willing to purchase the Buffered PLUS from you. If at any time SCUSA does not make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

■The price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Buffered PLUS. SCUSA’s estimated value of the Buffered PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your Buffered PLUS in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your Buffered PLUS at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your Buffered PLUS it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Buffered PLUS at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Buffered PLUS by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the underlying shares, price-sensitivity analysis and the time to maturity of the Buffered PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Buffered PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Buffered PLUS determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the Buffered PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.

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Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

In addition to the factors discussed above, the value and quoted price of the Buffered PLUS at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Buffered PLUS, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Buffered PLUS, including the price you may receive for the Buffered PLUS in any market making transaction. To the extent that SCUSA makes a market in the Buffered PLUS, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Buffered PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Buffered PLUS in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Buffered PLUS at any price and, in this regard, SCUSA is not obligated to make a market in the Buffered PLUS. See “— The Buffered PLUS have limited liquidity” herein.

■The price of the Buffered PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the Buffered PLUS may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the underlying shares over the full term of the Buffered PLUS, (ii) volatility of the price of the underlying shares and the underlying constituent stocks and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying constituent stocks and (vi) time remaining to maturity. In particular, because the provisions of the Buffered PLUS relating to the payment at maturity behave like options, the value of the Buffered PLUS will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated price of the underlying shares and other relevant factors, the market value of the Buffered PLUS may decrease and you may receive substantially less than the stated principal amount if you sell your Buffered PLUS prior to maturity regardless of the price of the underlying shares at such time.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

■Payments on the Buffered PLUS are subject to the credit risk of BNS. The Buffered PLUS are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Buffered PLUS. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Buffered PLUS and you could lose your entire investment in the Buffered PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest

■Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered PLUS. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Buffered PLUS. Such hedging transactions may include entering into swap or similar agreements, purchasing underlying shares, the underlying constituent stocks and/or purchasing futures, options and/or other instruments linked to the underlying shares and/or one or more of the underlying constituent stocks. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying shares and/or one or more of the underlying constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked securities whose returns are linked to changes in the price of the underlying shares and/or one or more of the underlying constituent stocks. Any of these hedging activities may adversely affect the price of the underlying shares—directly or indirectly by affecting the price of the underlying constituent stocks — and therefore the market value of the Buffered PLUS and the amount you will receive on the Buffered PLUS.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Buffered PLUS. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Buffered PLUS, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Buffered PLUS declines.

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Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Buffered PLUS. For antidilution and certain other events affecting the underlying shares, the calculation agent may make adjustments to the initial share price, buffer amount and/or final share price, as applicable, and any other term of the Buffered PLUS. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying shares. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Buffered PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the market value of, and return on, the Buffered PLUS.

Following a de-listing, liquidation or termination of the underlying shares, the payment at maturity may be based on a share of another exchange-traded fund or calculated by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying shares. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” in the accompanying product supplement.

■We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the sponsor and/or the underlying constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Buffered PLUS. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Buffered PLUS or other securities that we have issued), the underlying shares, the constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the underlying shares and/or the value of the Buffered PLUS. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us, the sponsor and/or the underlying constituent stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the underlying shares and the market for your Buffered PLUS, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Buffered PLUS.

You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Buffered PLUS or other securities that we may issue, the underlying shares, the underlying constituent stocks, other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Buffered PLUS. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Buffered PLUS.

We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Buffered PLUS or other securities that we may issue, the underlying shares, the underlying constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Buffered PLUS should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the Buffered PLUS for liquidity or otherwise.

■Activities conducted by BNS and its affiliates may impact the market price of the underlying shares and the value of the Buffered PLUS. Trading or transactions by BNS, SCUSA or our other affiliates in the underlying shares or any underlying constituent stocks, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying shares or any underlying constituent stocks may adversely affect the price of the underlying shares or underlying constituent stocks and, therefore, the market value of the Buffered PLUS. See “—     Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered PLUS” for additional information regarding hedging-related transactions and trading.

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Dual Directional Buffered PLUS Based on the Performance of the Shares of the iShares® China Large-Cap ETF due on or about October 5, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■The calculation agent will have significant discretion with respect to the Buffered PLUS, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine the payment at maturity of the Buffered PLUS based on the observed final share price. The calculation agent can postpone the determination of the final share price (and therefore the related maturity date) if a market disruption event occurs and is continuing with respect to the underlying shares on the valuation date.

■BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Buffered PLUS. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Buffered PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Buffered PLUS and the underlying shares to which the Buffered PLUS are linked.

Risks Relating to Canadian and U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Buffered PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

    Information About the Fund

All disclosures contained in this document regarding the fund are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the fund. You should make your own investigation into the fund.

iShares® China Large-Cap ETF

We have derived all information contained herein regarding the fund and its target index, as specified below, from publicly available information. Such information reflects the policies of, and is subject to changes by, its sponsor, BlackRock Fund Advisors, and the index sponsor of its target index, FTSE International Limited.

The fund is one of the separate investment portfolios that constitute the iShares Trust (“iShares”). The fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the performance of the largest companies in the Chinese equity market that trade on the Stock Exchange of Hong Kong and are available to international investors, and consists of 50 of the largest and most actively traded Chinese companies, as measured by its target index, the FTSE® China 50 Index. Please see “Exchange-Traded Funds — The iShares® ETFs” in the accompanying underlier supplement for additional information regarding the fund, its sponsor and its index sponsor. Additional information regarding the fund, including its portfolio holdings, may be available on the iShares website.

Information as of market close on March 11, 2025:

Bloomberg Ticker Symbol:	FXI.UP <Equity>	52 Week High (on March 6, 2025):	$36.97
Current Fund Price:	$36.39	52 Week Low (on April 17, 2024):	$23.65
52 Weeks Ago (on March 11, 2024):	$24.04

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for the specified period. The closing price of the underlying shares on March 11, 2025 was $36.39. The graph below sets forth the closing prices of the underlying shares for each day from January 1, 2020 through March 11, 2025. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying shares should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying shares at any time, including the valuation date.

iShares® China Large-Cap ETF	High	Low	Period End
2020
First Quarter	$45.28	$33.91	$37.54
Second Quarter	$41.56	$36.01	$39.70
Third Quarter	$45.53	$40.16	$42.00
Fourth Quarter	$48.62	$42.03	$46.43
2021
First Quarter	$54.47	$45.11	$46.66
Second Quarter	$47.59	$43.55	$46.33
Third Quarter	$46.09	$38.18	$38.93
Fourth Quarter	$42.33	$35.57	$36.58
2022
First Quarter	$39.03	$27.07	$31.97
Second Quarter	$34.33	$28.01	$33.91
Third Quarter	$34.07	$25.86	$25.86
Fourth Quarter	$29.12	$20.95	$28.30
2023
First Quarter	$33.29	$27.33	$29.53
Second Quarter	$29.49	$25.97	$27.19
Third Quarter	$30.42	$26.14	$26.53
Fourth Quarter	$27.21	$22.91	$24.03
2024
First Quarter	$24.64	$21.14	$24.07
Second Quarter	$29.33	$23.65	$25.99
Third Quarter	$32.17	$24.78	$31.78
Fourth Quarter	$36.69	$29.52	$30.44
2025
First Quarter (through March 11, 2025)	$36.97	$28.65	$36.39

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

iShares® China Large-Cap ETF – Daily Closing Prices January 1, 2020 to March 11, 2025

This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares or other securities linked to the underlying shares. We have derived all disclosures contained in this document regarding the fund from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Buffered PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the fund. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the fund is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the fund could affect the value received with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”.
Tax redemption:

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Buffered PLUS.

Canadian bail-in:	The Buffered PLUS are not bail-inable debt securities under the CDIC Act.
Terms incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying shares	reference asset
	underlying constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	closing price	closing value
	initial share price	initial value
	final share price	final value
	buffer amount	buffer percentage
	underlying return	reference asset return
	upside leverage factor	participation rate
Additional information regarding estimated value of the Buffered PLUS:

On the cover page of this pricing supplement, BNS has provided the initial estimated value range for the Buffered PLUS. This range of estimated values was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Buffered PLUS are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the Buffered PLUS will be greater than the initial estimated value of the Buffered PLUS. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Buffered PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Buffered PLUS to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Tax considerations:

The U.S. federal income tax consequences of your investment in the Buffered PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered PLUS, and the following discussion is not binding on the IRS.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

U.S. Tax Treatment. Pursuant to the terms of the Buffered PLUS, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Buffered PLUS as prepaid derivative contracts with respect to the underlying shares. If your Buffered PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your Buffered PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Buffered PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Buffered PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered PLUS, it is possible that your Buffered PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction under Section 1260 of the Code), such that the timing and character of your income from the Buffered PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the Buffered PLUS should not give rise to long-term capital gain or loss because the Buffered PLUS offer, at least in part, short exposure to the underlying shares.

Section 1260. Because the underlying shares would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Buffered PLUS could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Buffered PLUS were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any gain that you recognize upon the taxable disposition of your Buffered PLUS could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Buffered PLUS as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Except to the extent otherwise required by law, BNS intends to treat your Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Buffered PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Buffered PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Buffered PLUS if they do not hold their Buffered PLUS in an account maintained by a financial institution and the aggregate value of their Buffered PLUS and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

payments on your Buffered PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Buffered PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of the underlying shares would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Buffered PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Buffered PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Buffered PLUS upon a taxable disposition of the Buffered PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Buffered PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Buffered PLUS are not “delta-one” with respect to the underlying shares or any underlying constituent stocks, our special U.S. tax counsel is of the opinion that the Buffered PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Buffered PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Buffered PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying shares, any underlying constituent stocks or your Buffered PLUS, and following such occurrence your Buffered PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Buffered PLUS under these rules. If you enter, or have entered, into other transactions in respect of the underlying shares, any underlying constituent stocks or the Buffered PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your Buffered PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Buffered PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Buffered PLUS.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Buffered PLUS through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Buffered PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Buffered PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Buffered PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Buffered PLUS at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of the Buffered PLUS purchased after the bill was enacted to accrue interest income over the term of the Buffered PLUS despite the fact that there will be no interest payments over the term of the Buffered PLUS.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

SCUSA, our affiliate, will purchase the Buffered PLUS at the stated principal amount and, as part of the distribution of the Buffered PLUS, will sell the Buffered PLUS to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed sales commission of $20.00 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Buffered PLUS after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

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Principal at Risk Securities

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Buffered PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Buffered PLUS in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Buffered PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Buffered PLUS immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the Buffered PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Buffered PLUS and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Buffered PLUS, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:

The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom retail investors:

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any Buffered PLUS may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Buffered PLUS are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

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